Contact:
                                                                   Paul V. Maier
                                                          Senior Vice President,
                                                         Chief Financial Officer
                                                                  (858) 550-7573


         LIGAND RAISES $24 MILLION IN PRIVATE PLACEMENT OF COMMON STOCK

     SAN DIEGO, CA - January 8, 2001 -- Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) announced today the completion of a $24 million private placement of two million shares of its common stock to selected institutional and accredited investors, including several current Ligand investors.

     Elan Corporation plc purchased 0.4 million shares in this offering. After this financing, Elan owns approximately 12.8% of Ligand common stock outstanding, or 18.6% on a fully diluted basis.

     Ligand intends to use the net proceeds of the private placement for development and commercialization of existing and proposed products, expenses relating to clinical trials and registration activities, expansion of a sales and marketing infrastructure and new product launches, and for working capital and general corporate purposes.

     The shares of common stock sold in the placement have not been registered under the Securities Act of 1933, as amended, and cannot be offered or sold absent registration or an applicable exemption from registration. LIGAND PHARMACEUTICALS INCORPORATED

     Ligand Pharmaceuticals Incorporated discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, skin diseases, and men's and women's hormone-related diseases, as well as osteoporosis, metabolic disorders and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs).

     This news release may contain certain forward-looking statements by Ligand which involve risks and uncertainties and reflect Ligand's judgement as of the date of this release. Actual events or results may differ from Ligand's expectations. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's website at HTTP://WWW.LIGAND.COM. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

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